Exhibit 99.1

NEXSTAR MEDIA GROUP ENTERS INTO DE-LEVERAGING BUY/SELL

AGREEMENTS WITH FOX TELEVISION STATIONS

Nexstar to Purchase Charlotte’s FOX and MyNetworkTV Affiliates for Approximately $45 Million and Divest Seattle’s FOX and MyNetworkTV Affiliates and Milwaukee’s FOX Affiliate for Approximately $350 Million

IRVING, Texas (November 5, 2019) – Nexstar Media Group, Inc. (Nasdaq: NXST) (the “Company”) announced today that it entered into purchase and sale agreements with Fox Television Stations, LLC, a subsidiary of Fox Corporation (Nasdaq: FOXA, FOX) (“FOX”), whereby Nexstar will purchase from FOX, the Charlotte FOX Affiliate WJZY and MyNetworkTV Affiliate WMYT for approximately $45 million in cash, and will divest to FOX the Seattle FOX Affiliate KCPQ and MyNetworkTV Affiliate KZJO and the Milwaukee FOX Affiliate WITI for approximately $350 million in cash, subject to customary adjustments.

The addition of FOX Affiliate WJZY and MyNetworkTV Affiliate WMYT in Charlotte are geographically complementary to Nexstar’s existing operations in North Carolina, South Carolina, Tennessee and Virginia while presenting financial and operating synergies with the Company’s station portfolio and digital operations. Nexstar intends to use the net cash proceeds from the transactions to reduce borrowings under its credit facilities.

Commenting on the agreements, Nexstar Media Group Chairman, President and CEO Perry Sook said, “Throughout Nexstar Media Group’s 23-year history, we have actively managed our station portfolio with the goal of serving the local communities where we operate, diversifying our operations, managing risk and improving financial results. The planned transactions with FOX address all of these strategic objectives and the net financial result is embedded in our pro-forma average annual free cash flow guidance for the 2019/2020 cycle of approximately $1.02 billion. These transactions also highlight our near-term focus on reducing leverage as our net leverage ratio will decline by approximately 0.1 times from the 4.6 times level, at June 30, 2019, announced when we closed the Tribune transaction in September.

“The Charlotte metropolitan area is the fastest growing in the country with a strong and stable economy, affordable housing and a solid job market. We look forward to adding FOX Affiliate WJZY and MyNetworkTV Affiliate WMYT to our platform as they represent excellent complements to our already strong mid-Atlantic presence and will benefit from our local news and other programming resources. In addition, this transaction frees up approximately 0.7% household reach (reflecting the FCC’s UHF discount) allowing us to pursue other opportunistic transactions that strengthen our local market platform and service to viewers and businesses. From a financial perspective this transaction represents another unique and innovative means for Nexstar to enhance shareholder value.”

The transaction is subject to FCC approval and other customary approvals, and is expected to close in the first half of calendar year 2020. According to the 2019 Nielsen DMA Rankings, the Charlotte, North Carolina DMA is ranked as the 21st largest U.S. television market, the Seattle-Tacoma, Washington DMA is ranked as the 13th largest U.S. television market, and the Milwaukee, Wisconsin DMA is ranked as the 35th largest U.S. television market.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 197 television stations and related digital multicast signals reaching 115 markets or approximately 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. Nexstar also owns WGN America, a growing national general entertainment cable network and a 31% ownership stake in TV Food Network, a top tier cable asset. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the purchase and sale transactions described herein, the use of proceeds therefrom and Nexstar’s future financial performance involve risks and uncertainties, and are subject to change based on various important factors, including the risk that a condition to the closing of the proposed transactions may not be satisfied and the transactions may not close, the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated, Nexstar’s ability to successfully integrate the acquired television stations, Nexstar’s ability to realize the expected synergies and benefits from the purchase and sale transactions and the timing thereof, the impact of changes in national and regional economies, any future regulatory actions and conditions, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s Annual Report for the year ended December 31, 2018, Tribune Media’s Annual Report for the year ended December 31, 2018 and each of Nexstar’s and Tribune Media’s subsequent public filings with the Securities and Exchange Commission.

Contact:

Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

Nexstar Media Group, Inc.

312/222-3394 or gweitman@nexstar.tv

# # #